Exhibit 97.1

Clawback Policy

The Board of Directors (the “Board”) of Natura &Co Holding S.A. (“Company”) hereby adopts this Clawback Policy (“Policy”), which provides for the recovery of certain incentive compensation from a Covered Executive (as defined below) in the event of an Accounting Restatement (as defined below). This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (“Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards”).

1. Administration

Except as specifically set forth herein, this Policy shall be administered by the Organizational and People Development Committee, as designated by the Board, and referred to herein as the “Administrator”. The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by the Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

2. Definitions

As used in this Policy, the following definitions shall apply:

• “Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

• “Administrator” has the meaning set forth in Section 1 hereof.

• “Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

• “Covered Executives” means the Company’s current and former “executive officers” (as such term is defined in the Listing Standards), as determined by the Administrator. An initial list of Covered Executives is set forth in Appendix A, which Appendix A may be updated by the Administrator from time to time.

• “Erroneously Awarded Compensation” has the meaning set forth in Section 5 of this Policy.

• A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure.

• “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

3. Incentive-Based Compensation

This Policy applies to Incentive-Based Compensation received by a Covered Executive if that Incentive-Based Compensation is received: (a) after the Covered Executive began services as a Covered Executive; (b) if the Covered Executive served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a listed class of securities on a national securities exchange and (d) during the Applicable Period. For the sake of clarity, recovery of compensation is not required (1) with respect to any compensation received by a Covered Executive prior to becoming a Covered Executive,  (2) from any individual who is a Covered Executive on the date on which the Company is required to prepare an Accounting Restatement but who was not an executive officer at any time during the performance period for which the Incentive-Based Compensation is received or (3) with respect to any Incentive-Based Compensation received by a Covered Executive prior to the Effective Date. For example, if an individual serving as a Covered Executive on the date that the Company is required to prepare an Accounting Restatement was not a Covered Executive at any time during a performance period that ended during the Applicable Period, amounts of Incentive-Based Compensation received by that individual for that specific performance period are not required to be recovered.

4. Required Recoupment of Erroneously Awarded Compensation in the Event of an Accounting Restatement; No-Fault Basis

In the event the Company is required to prepare an Accounting Restatement, the Company shall promptly recoup the amount of any Erroneously Awarded Compensation received by any Covered Executive, as calculated pursuant to Section 5 hereof, during the Applicable Period.

This Policy applies on a no-fault basis, and Covered Executives will be subject to recovery under this Policy without regard to their personal culpability.

5. Erroneously Awarded Compensation; Amount Subject to Recovery

The amount of “Erroneously Awarded Compensation” subject to recovery under the Policy, as determined by the Administrator, is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Executive had it been determined based on the restated amounts (or otherwise determined in accordance with the Listing Standards). Erroneously Awarded Compensation shall be computed by the Administrator, without any regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation (or withheld from the Incentive-Based Compensation). The Administrator shall make all determinations regarding the amount of Erroneously Awarded Compensation.

The Administrator may determine not to recover Erroneously Awarded Compensation pursuant to this Policy in circumstances where non-enforcement is expressly permitted by the Listing Standards, including where recovery would violate applicable home country laws in effect before November 28, 2022.

6. Method of Recoupment

The Administrator shall determine, in its sole discretion, the timing and method for promptly recouping Erroneously Awarded Compensation hereunder, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling any award (whether cash- or equity-based) or portion thereof previously granted to the Covered Executive, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, (e) any other method authorized by applicable law or contract or (f) any combination of the foregoing. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including bonuses or commissions and compensation previously deferred by the Covered Executive.

7. Effective Date; Retroactive Application

This Policy shall be effective as of October 2, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date.

8. Amendment; Termination

The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by a U.S. national securities exchange on which the Company’s securities are listed. To the extent that the Listing Standards cease to be in force or cease to apply to the Company, this Policy shall also cease to be in force.

9. Other Recoupment Rights; Company Claims

The Board intends that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company (collectively, “Other Company Arrangement”); provided, however, that there is no intention to, nor shall there be, any duplicative recoupment of the same compensation under more than one policy, plan, award or agreement.  In addition, no Other Company Arrangement shall serve to restrict the scope or the recoverability of Erroneously Awarded Compensation under this Policy or in any way limit recovery in compliance with the Listing Standards.

Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive arising out of or resulting from any actions or omissions by the Covered Executive.

10. Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

11. No Indemnification

Notwithstanding anything to the contrary set forth in any policy, arrangement, bylaws, charter, certificate of incorporation or plan of the Company or any individual agreement between a Covered Executive and the Company or any of its affiliates, no Covered Executive shall be entitled to indemnification from the Company or any of its affiliates for the amount that is or may be recovered by the Company pursuant to this Policy; provided, however, that to the extent expense advancement or reimbursement is available to a Covered Executive, this Policy shall not serve to prohibit such advancement or reimbursement.

12. Exhibit Filing Requirement

A copy of this Policy and any amendments thereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 20-F

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[TO BE SIGNED BY THE COMPANY’S EXECUTIVE OFFICERS:]

Clawback Policy Acknowledgment I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the Natura &Co Holding S.A.’s Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Administrator that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

By:

[Name]

[Title]

Date

 Appendix A

Covered Executives

This list of Covered Executives covered under the Policy may be updated by the Administrator from time-to-time.